Exhibit 3.1

Business Number C9449 - 1992 Filed in the Office of Secretary of State State Of Nevada Filing Number 20265431470 Filed On 1/7/2026 4:45:00 PM Number of Pages 4

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FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: ____ Time: ____ (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☐ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☒ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☐ Articles have been added. ☒ Articles have been deleted. ☐ Other. The articles have been amended as follows: (provide article numbers, if available) The Articles are restated in their entirety. (attach additional page(s) if necessary)
6. Signature: (Required)	X ____ Chief Executive Officer Signature of Officer or Authorized Signer — Title X ____ Signature of Officer or Authorized Signer — Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 9/1/2023

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SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF
WETOUCH TECHNOLOGY INC.

Pursuant to the provisions of Nevada Revised Statutes Sections 78.390 and 78.403, the undersigned officer of Wetouch Technology Inc., a Nevada corporation (the "Corporation"), hereby certifies as follows:

The original Articles of Incorporation of the Corporation were filed with the Secretary of State of Nevada on August 31, 1992, under the name *Gulf West Investment Properties, Inc.* The Articles of Incorporation have been amended or supplemented on multiple occasions, including amendments or supplements filed on September 3, 1992; July 20, 1993; November 20, 1995; March 12, 1996; June 29, 2005; December 2, 2005; November 29, 2006; September 18, 2007; June 19, 2008; September 11, 2009; March 1, 2019; September 30, 2020; and September 7, 2023.

The Board of Directors of the Corporation duly adopted resolutions, proposing to amend and restate the Articles of Incorporation as set forth herein and declaring such amendment and restatement advisable and in the best interests of the Corporation. The amendment and restatement have been approved by a majority stockholder vote as required by law. This restatement supersedes all prior articles and amendments, consolidating them into a single document.

This certificate amends and restates the Articles of Incorporation of the Corporation in their entirety as follows:

ARTICLE I – NAME

The name of the corporation is Wetouch Technology Inc.

ARTICLE II – REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Nevada is 701 S. Carson Street, Suite 200, Carson City, Nevada 89701. The name of its registered agent at such address is Vcorp Services, LLC.

ARTICLE III – PURPOSES AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada. The Corporation shall have and may exercise all powers granted to corporations by the Nevada Revised Statutes.

ARTICLE IV – CAPITAL STOCK

4.1 Authorized Capital

The total number of shares that the Corporation shall have authority to issue is seventy-five million (75,000,000) shares, consisting of:

- Sixty-five million (65,000,000) shares of Common Stock, par value $0.001 per share; and
- Ten million (10,000,000) shares of Preferred Stock, par value $0.001 per share.

4.2 Preferred Stock

The Preferred Stock may be issued from time to time in one or more series as determined by the Board of Directors. The Board of Directors is expressly authorized, by resolution, to fix the designations, powers, preferences, and rights, as well as the qualifications, limitations, and restrictions, of each series of Preferred Stock to the fullest extent permitted by law.

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ARTICLE V – BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of at least one (1) director. The number of directors may be changed from time to time in accordance with the Bylaws of the Corporation.

ARTICLE VI – DIRECTOR AND OFFICER LIABILITY

No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for (a) acts or omissions involving intentional misconduct, fraud, or knowing violation of law, or (b) unlawful distributions under the Nevada Revised Statutes. Courts may interpret "knowing violation" broadly, and such liability is limited to monetary damages, not injunctive relief. If Nevada law is amended to permit broader limitation of liability, the limitation shall automatically apply to the fullest extent permitted by law.

ARTICLE VII – INDEMNIFICATION

The Corporation shall indemnify and may advance expenses to its directors, officers, employees, and agents to the fullest extent permitted by Nevada law; provided they acted in good faith and reasonably believed their actions were in, or not opposed to, the best interests of the Corporation. The rights to indemnification and advancement of expenses shall not be exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders, or otherwise.

ARTICLE VIII – AMENDMENTS

The Corporation reserves the right to amend, alter, change, or repeal any provision of these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has executed these Second Amended and Restated Articles of Incorporation as of December 29, 2025.

Zongyi Lian
Chief Executive Officer